Exhibit (h)(5)
AMENDMENT TO
TRANSFER AGENCY AGREEMENT
     This Amendment (“Amendment”) is dated January 31, 2007 between American Performance Funds (the “Trust”) and BISYS Fund Services, Ohio, Inc. (“BISYS”). The parties hereby amend the Transfer Agency Agreement between the Trust and BISYS dated July 1, 2004 (as amended, the “Agreement”) as set forth below.
     WHEREAS, the parties wish to amend the fees payable to BISYS under the Agreement.
     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:
1.	The Annual per Account Fees section of Schedule C to the Agreement is hereby deleted in its entirety and restated as follows:
     “SCHEDULE C — Annual per Account Fees
In addition to the annual per fund fee set forth above, BISYS shall be entitled to receive the following annual per account fees with respect to each Fund other than the Tax-Free Money Market Fund:

(a)	IRA Accounts:	$15.00 per account

(b)	Closed Accounts:	$5.00 per account effective from May 1, 2005

(c)	Open Accounts

		Retail No-Load &	Institutional,
		Administrative	Service & Select
	Retail Loaded	Classes	Classes
Daily Dividend	$25.00 per account	$21.00 per account	$17.00 per account
Annual Dividend	$23.00 per account	$19.00 per account	$15.00 per account

The fees for Retail Loaded Class of Shares is effective from July 1, 2004 until December 31, 2005.
The fees for new Institutional Class of Shares for non- Money Market Funds are effective from January 1, 2006.
Institutional accounts were charged an Institutional per account fee from July 01, 2004 until December 31, 2005.
The fees for Administrative, Service, Select and Institutional Classes for the Money Market Funds are effective from January 1, 2007.
“Open Accounts” shall be defined as any account in any one month with the following status: open with balance, open with zero balance, open with negative balance or closed with account activity.
“Closed Accounts” shall be defined as accounts in a closed status with no activity during any one month.
BISYS’ fee under this Agreement for the Tax-Free Money Market Fund shall be governed by the Omnibus Fee Agreement between the Trust and BISYS, dated as of July 1, 2004.”
2.	All other sections of Schedule C shall remain in full force and effect

3.	Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

3.	This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

4.	Except as expressly set forth herein, all other provisions of the Agreement shall remain unchanged and in full force and effect.

5.	This Amendment supersedes all prior negotiations, understandings and agreements with respect to the subject matter covered in this Amendment, whether written or oral.
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SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Amendment as of the date first written above.

BISYS FUND SERVICES OHIO, INC.
Signed By:	/s/ Fred Naddaff
	Name:	Fred Naddaff
	Title:	President

AMERICAN PERFORMANCE FUNDS
Signed By:	/s/ Jennifer J. Hankins
	Name:	Jennifer J. Hankins
	Title:	President